Exhibit 99.1

Media	Investors
Arati Randolph	Jim Rowe
E: Arati.Randolph1@WellsFargo.com O: 704-383-6996 C: 704-743-6968	415-396-8216

Tim Sloan Named Wells Fargo’s President and Chief Operating Officer

28-year Company Veteran to Oversee Business Operations

SAN FRANCISCO, Nov. 17, 2015 – Wells Fargo & Company (NYSE:WFC) announced today that its Board of Directors has named 28-year company veteran Timothy J. Sloan to be president and chief operating officer, reporting to Chairman and Chief Executive Officer John G. Stumpf, effective immediately.

Since 2014 Sloan has served as head of Wholesale Banking, a role he will retain. Reporting to him in his new roles are the heads of the company’s other major business operations: Carrie Tolstedt, Community Banking; Avid Modjtabai, Consumer Lending; and David Carroll, Wealth and Investment Management. Sloan and the business operations heads will continue to serve on the company’s Operating Committee, which Stumpf chairs.

Also serving on the company’s Operating Committee are Stumpf’s other direct reports: John Shrewsberry, chief financial officer; Hope Hardison, chief administrative officer; Michael Loughlin, chief risk officer; Kevin Rhein, head of Technology and Operations; David Julian, chief auditor; and Jim Strother, general counsel.

“As we prepare for Wells Fargo’s future, Tim is an ideal choice to lead one of the best teams in banking as they accelerate investments and drive change that position us for growth and enhance the many ways in which we help our customers succeed financially,” Stumpf said. “Tim has been a go-to leader throughout the post-financial crisis period and our historic Wachovia merger, having served as our CFO and CAO, and leading top businesses and organizations. He has earned the respect of his peers and our stakeholders by demonstrating his passion for putting customers first and for the kind of relationship-building that has been a hallmark of Wells Fargo’s finest leaders.

“I look forward to working with Tim and the rest of our senior leadership team, because there has never been a more exciting time to be in banking. Wells Fargo is becoming more agile and more innovative while keeping its focus on what customers demand from their financial institution: a trusted relationship. We will pursue Wells Fargo’s future without ever losing sight of the needs of our customers, team members, investors and communities.”

Prior to heading Wholesale Banking, Sloan served as Wells Fargo’s chief financial officer from 2011 to 2014. In 2010, he was named chief administrative officer, overseeing the staff functions responsible for the company’s brand, reputation management, stakeholder engagement and people development. These roles followed 23 years of experience in corporate, commercial and real estate banking, during which Sloan headed operations such as Commercial Banking, Commercial Real Estate and Specialized Financial Services. He joined Wells Fargo in 1987 after working three years at Continental Bank in Chicago.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.8 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through 8,700 locations, 12,800 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 36 countries to support customers who conduct business in the global economy. With approximately 265,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 30 on Fortune’s 2015 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Wells Fargo perspectives are also available at Wells Fargo Blogs and Wells Fargo Stories.

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